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                                                                     EXHIBIT 4.3

                    AMENDMENT #2 dated as of July 22, 1997, to the RIGHTS
               AGREEMENT dated as of September 22, 1987, between CALMAT CO., a Delaware corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, a national banking association, as Rights Agent (the "Rights Agent").


          WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of September 22, 1987 (as amended, the "Rights Agreement"); and

          WHEREAS, the Company and the Rights Agent amended the Rights Agreement on October 26, 1992 (Amendment No. 1); and

          WHEREAS, the Company and the Rights Agent deem it desirable to further amend the Rights Agreement as set forth herein.


          NOW THEREFORE, pursuant to Section 26 of the Rights Agreement and in consideration of the promises and mutual covenants set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

          Section 1.  Amendments to Rights Agreement.  The Rights Agreement is
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hereby amended as follows:


          (a) Clause (i) of Section 7(a) is hereby revised to read, in its entirety, as follows:

          "(i) the close of business on September 30, 2007 (the "Final Expiration Date"),"

          (b) Section 11 is hereby amended by adding the following at the end thereof:

               "(n) (i) The Board of Directors of the Company may, at its option, at any time after a Person becomes an Acquiring Person, mandatorily exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that shall have become null and void and nontransferable pursuant to the provisions of
          Section 11(a)(ii)(B)) for consideration per Right consisting of either one-half of the securities that would be issuable
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          at such time upon the exercise of one Right in accordance with Section
          11(a)(ii) or, if applicable, the cash consideration specified in
          Section 11(a)(iii) (the consideration issuable per Right pursuant to this Section 11(n)(i) being the 'Exchange Consideration'). If the
          Board of Directors of the Company elects to exchange all the Rights for Exchange Consideration pursuant to this Section 11(n)(i) prior to the physical distribution of the Rights Certificates, the Corporation may distribute the Exchange Consideration in lieu of distributing
          Right Certificates, in which case for purposes of this Rights
          Agreement holders of Rights shall be deemed to have simultaneously received and surrendered for exchange Right Certificates on the date of such distribution.

               (ii) Any action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to Section 11(n)(i) shall be irrevocable and, immediately upon the taking of such action and without any further action and without any notice, the right to exercise any such Right pursuant to Section 11(a)(ii) shall terminate and the only right thereafter of a holder of such Right shall be to receive the Exchange Consideration in exchange for each such Right held by such holder or, if the Exchange Consideration shall not have been paid or issued, to exercise any such Right pursuant to Section
          13. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect
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          in, such notice shall not affect the validity of such exchange.  The
          Company promptly shall mail a notice of any such exchange to all holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Rights for the Exchange Consideration will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which shall have become null and void and nontransferable pursuant to the provisions of Section 11(a)(ii)(B)) held by each holder of Rights."
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          (c)  The third sentence of Section 26 is hereby revised to read, in its entirety, as follows:

          "Notwithstanding anything contained in this Agreement to the contrary,
          (1) no supplement or amendment shall be made which changes the Redemption Price, the Purchase Price or the number of Common Shares for which a Right is exercisable and (2) during any time that the approval of Continuing Directors is required for a redemption of the Rights as provided under Section 23(a), any amendment or supplement to this Agreement can only be effected if there are Continuing Directors then in office and such amendment or supplement shall have been approved by a majority of such Continuing Directors."


          Section 2.  Amendment to Right Certificate.  The Rights Agent is
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hereby directed, immediately prior to any Distribution Date, to make such amendments to the form of Right Certificate, attached to the Rights Agreement, to conform with the Rights Agreement as amended by this Amendment and any subsequent amendments.


          Section 3.  Full Force and Effect.  Except as expressly amended
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hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.


          Section 4.  Governing Law.  This Amendment shall be governed by and
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construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State.


          Section 5. Counterparts.  This Amendment may be executed in any number
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of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.



          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.
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                         CALMAT CO.


                         By:   /s/ PAUL STANFORD
                            -------------------------------------------------
                            Name:  Paul Stanford
                            Title:  Executive Vice President, General Counsel
                              and Secretary

                         FIRST CHICAGO TRUST COMPANY OF NEW YORK, as Rights
                         Agent.


                         By: /s/ JAMES R. KUZMICH
                            -------------------------------------------------
                            Name:  James R. Kuzmich
                            Title:  Assistant Vice President